UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

DIVERSIFIED HEALTHCARE TRUST
(Name of Registrant as Specified In Its Charter)

FLAT FOOTED, LLC MARC ANDERSEN
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Flat Footed LLC, a Delaware limited liability company (“Flat Footed”), together with the other participants named herein, has filed a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with its opposition to proposals to be presented at the special meeting of shareholders of Diversified Healthcare Trust, a Maryland corporation (the “Company”).

On June 13, 2023, Flat Footed issued the following press release:

Flat Footed LLC Questions the Appropriateness and Timing of Insider Adam D. Portnoy’s Recent Purchases of DHC Stock

Reiterates View that the Proposed Merger with OPI Dramatically Undervalues DHC and Would Enrich Mr. Portnoy’s RMR Group, the External Manager of Both REITs, at Shareholders’ Expense

Believes Mr. Portnoy’s Purchases of DHC Stock at a Significant Premium to the Proposed Merger Price Validates Our Intent to Vote AGAINST the Proposed Transaction

WILSON, Wyo.--(BUSINESS WIRE)--Flat Footed LLC (together with its affiliates, “FFL” or “we”), a top shareholder of Diversified Healthcare Trust (Nasdaq: DHC) (“DHC” or the “Company”) and the owner of approximately 9.7% of the outstanding common shares of the Company, today issued the below statement regarding the recent accumulation of shares by Adam D. Portnoy, a member of DHC’s Board of Trustees (the “Board”), a member of the Board of Trustees of Office Properties Income Trust (Nasdaq: OPI) (“OPI”), and Chief Executive Officer of The RMR Group LLC (“RMR”), which is the external manager of both REITs. Over the past several weeks, Mr. Portnoy has purchased DHC stock at an aggregate 72% premium to the proposed merger consideration.1 As a reminder, FFL has announced its opposition to DHC’s proposed merger with OPI due, in part, to its view that the proposed transaction undervalues DHC and would provide an outsized benefit to RMR at the expense of the Company’s shareholders.

“While we are confident that a critical mass of fellow shareholders will join us in opposing the proposed merger with OPI, it is nonetheless concerning to see Mr. Portnoy rapidly accumulating shares during the S-4 process and prior to the Board announcing a record date for a Special Meeting. It is equally concerning to see that Mr. Portnoy continues to purchase shares at much higher prices than the potential merger premium, which highlights the meager consideration being offered to DHC shareholders and further underscores why the proposed deal should be voted down. Given that Mr. Portnoy was not an active buyer in the years prior to the proposed deal being announced, we are left to question whether he is taking advantage of his insider status and seeking to ‘buy votes’ to help push through a value-destructive transaction that would be a boon for RMR at the expense of other shareholders. In light of his deeply conflicted status as an insider of DHC, OPI, and RMR, we urge the Board to assess whether it is appropriate for Mr. Portnoy to continue buying shares and to also commit to capping his potential ownership at the same levels other DHC shareholders adhere to.”

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FFL recently filed a preliminary proxy statement with the Securities and Exchange Commission to solicit votes against DHC’s proposed merger with OPI.

1 Calculated based on the weighted average daily premium for purchases made by Mr. Portnoy from May 30, 2023 – June 9, 2023.

FFL expects shareholders to have an opportunity to vote on the merger and other proposals at a yet-to-be scheduled Special Meeting.

***

About Flat Footed

Flat Footed LLC is a special situation, value-oriented investment management firm focused on leveraged, asset-heavy companies with complex capital structures. The Flat Footed LLC team has cumulatively managed $2.8 billion since founding their first fund together in 1999. For more information, visit www.flatfootedllc.com.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Flat Footed LLC, a Delaware limited liability company (“Flat Footed”), together with the other participants named herein, has filed a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with its opposition to proposals to be presented at the special meeting of shareholders of Diversified Healthcare Trust, a Maryland corporation (the “Company”).

FLAT FOOTED STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are Flat Footed and Marc Andersen.

As of the date hereof, the participants in the proxy solicitation beneficially own 22,439,900 common shares of beneficial interest, $0.01 par value per share, of the Company (the “DHC Common Shares”). As of the date hereof, as the investment manager of FF Hybrid LP, GP Recovery Fund LLC and Flat Footed Series LLC (collectively, the “Funds”), Flat Footed may be deemed to beneficially own the 22,439,900 DHC Common Shares held by the Funds. Mr. Andersen, as the Managing Member of Flat Footed, may be deemed to beneficially own the 22,439,900 DHC Common Shares held by the Funds.

Contacts

For Investors:

Flat Footed LLC
ir@flatfootedllc.com

Okapi Partners LLC
Mark Harnett
(212) 297-0720
mharnett@okapipartners.com

For Media:

Longacre Square Partners
Greg Marose / Charlotte Kiaie, 646-386-0091
FFL@longacresquare.com

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